Exhibit 10.1

Bank Hapoalim B.M.
Head Office
Corporate Banking Division
41-45 Rothschild Boulevard
Tel-Aviv 65784, Israel

May 4, 05

To:
Lumenis Ltd.

Reference is made to the following documents made between Lumenis Ltd. (“Ltd.”) and/or Lumenis Holdings Inc. (“Holdings”) and/or Lumenis Inc. (“Inc.”) (“Holdings”, and/or “Inc.” and/ or “Ltd.”, as the case may be, will be referred to as jointly and severally, the “Borrower”) and Bank Hapoalim B.M. (the “Bank”): (i) Short Term Credit Line Letter dated April 24, 2001 as amended (the “Short Term Credit Line”), (ii) Loan Agreement dated April 30, 2001 as amended (the “2001 Loan Agreement”), (iii) Agreement dated April 30, 2001 as amended (the “Letter of Undertaking”), (iv) Loan Agreement dated March 26, 2002 as amended (the “2002 Loan Agreement”),and (v) Loan Agreement dated November 13, 2003 (the “2003 Loan Agreement”). The Short Term Credit Line, the 2001 Loan Agreement, the Letter of Undertaking, the 2002 Loan Agreement and the 2003 Loan Agreement, together with all notes, guarantees, debentures, security agreements, pledge agreements and other collateral documents related thereto, as any of the foregoing may hereafter be further amended, are hereinafter collectively referred to as the “Loan Documents”;

and whereas you have applied to us to extend the Short Term Credit Line until September 30, 2005 (the “Request”).

Now therefore, we hereby inform you that subject to the payment of a commitment fee to the Bank, in the sum of $ 50,000 (Fifty Thousand United States Dollars) as an up front non refundable fee, the fulfillment of the terms agreed upon under the Loan Document to the Bank’s full satisfaction, and that no Event of Default as defined in the Loan Documents, has occurred, for any reason whatsoever, whether such occurrence shall be voluntary or involuntary, we will renew the Short Term Credit Line, until September 30, 2005.

Except as expressly set forth above, all rights and remedies of the Bank under the Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed, including, without limitation, the right of the Bank in its sole discretion to consider that a material adverse change in the financial or business condition of the Borrower shall have occurred.

The Short Term Credit Line will be provided subject to all collateral and securities created under the Loan Documents shall be amended to serve and secure the Short Term Credit Line to the Bank’s full satisfaction.

This Letter constitutes an integral part to the Loan Documents, and shall be deemed to be a “Loan Document” as such term is used and defined in the Loan Documents.

This letter may be executed in any number of counter parts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same agreement.

Very truly yours, BANK HAPOALIM B.M.
BY: /S/ R. Arbel ——————————————	BY: /S/ L. Ben Ami ——————————————
R. Arbel	L. Ben Ami

We agree to the above:

LUMENIS LTD. BY: /S/ Avner Raz, Lauri Hanover —————————————— Avner Raz, Lauri Hanover	LUMENIS HOLDINGS INC. BY: /S/ Avner Raz, Lauri Hanover —————————————— Avner Raz, Lauri Hanover